UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  001-11543

                               Rouse Capital
                             The Rouse Company
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             (Exact name of registrant as specified in charter)

    Rouse Capital, c/o The Rouse Company, 10275 Little Patuxent Parkway,
                       Columbia, Maryland 21044-3456
                            Tel: (410) 992-6000
     The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland
                          21044-3456 (410) 992-6000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Rouse Capital 9 1/4% Cumulative Quarterly Income Preferred Securities The Rouse Company Guarantee with respect to Rouse Capital 9 1/4% Cumulative
                    Quarterly Income Preferred Securities
       The Rouse Company 9 1/4% Junior Subordinated Debentures due 2025
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           (Title of each class of securities covered by this Form)

        Common Stock of The Rouse Company (par value $0.01 per share)
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)   /    /         Rule 12h-3(b) (1) (i)   / X /
Rule 12g-4(a) (1) (ii)  /    /         Rule 12h-3(b) (1) (ii)  /   /
Rule 12g-4(a) (2) (i)   /    /         Rule 12h-3(b) (2) (i)   /   /
Rule 12g-4(a) (2) (ii)  /    /         Rule 12h-3(b) (2) (ii)  /   /
                                       Rule 15d-6              /   /

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, each of Rouse Capital and The Rouse Company have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 26, 2004                      THE ROUSE COMPANY

                                           By: /s/ Melanie M. Lundquist
                                              --------------------------------
                                               Melanie M. Lundquist
                                                    Senior Vice President and
                                                     Corporate Controller

Date:  April 26, 2004                      ROUSE CAPITAL

                                           By:  Its Administrative Trustees:

                                                /s/ Patricia H. Dayton
                                               -------------------------------
                                             Patricia H. Dayton, Administrative
                                              Trustee


                                                /s/ Thomas J. DeRosa
                                               -------------------------------
                                             Thomas J. DeRosa, Administrative
                                              Trustee


                                                /s/ Melanie M. Lundquist
                                               -------------------------------
                                             Melanie M. Lundquist,
                                              Administrative Trustee


Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.